Exhibit 10.1

Jamere Jackson

August 5, 2020

Dear Mr. Jackson:

Please accept this letter as a personal invitation to join our team and an official offer of at-will employment as Executive Vice President, Chief Financial Officer, Customer Satisfaction of AutoZone, Inc. (“AutoZone” or “Company”) in our Memphis, TN office, reporting to Bill Rhodes, Chairman and Chief Executive Officer, Customer Satisfaction. Your election to the Executive Vice President, Chief Financial Officer, Customer Satisfaction position will take place on or about September 12, 2020 and will be effective upon your commencement of employment.

Base Salary

Your base salary will be $700,000 annually. Future adjustments in base salary, if any, are generally recommended by the Chief Executive Officer and approved by the Compensation Committee of the AutoZone Board of Directors in conjunction with our annual performance review process.

Signing Bonus

Upon your commencement of employment with AutoZone, you will receive a $1,200,000 signing bonus. This signing bonus will be paid in the first pay period following the date you commence employment with AutoZone. If you voluntarily terminate your employment with AutoZone, or if AutoZone terminates your employment for Cause (as defined in the Non-Compete Agreement, as defined below), in each case prior to your second-year anniversary of the payout date, you will be required to repay the signing bonus in full.

Short-Term (or Annual) Incentive Compensation

In addition to your base salary, AutoZone offers incentive compensation under the AutoZone Management Incentive Plan (“MIP”). You will be eligible to participate in the MIP for fiscal year 2021 and each year thereafter that the MIP is offered, provided you are otherwise eligible for the MIP in accordance with its terms. Your 2021 target will be $525,000, which is 75% of your salary, prorated for time in position.

Long-Term Incentive Plan

Upon your commencement of employment with AutoZone or shortly thereafter, you will receive: (i) one-time sign-on long-term incentive award consisting of 2,962 time-based non-qualified stock options having a grant date value of $1,000,000 (as of today), which will vest ratably over four years (1/4 will vest on each anniversary of the award); and (ii) a 2021 long-term incentive award consisting of time-based non-qualified stock options following the annual process, consistent with other Executive Vice President grants with an “Expectations Consistently Met” rating, with an estimated grant date value of $2,280,000 (dependent upon market price at grant) having a total grant date estimated value of $3,280,000.

The long-term incentive awards described above will be governed by the Amended and Restated AutoZone, Inc. 2011 Equity Incentive Award Plan, the related plan documents and the participant award agreements. The actual number of shares granted will be determined using the closing price of AutoZone stock on the grant date, rounded up to the next whole share. Your long-term incentive award for future years will be established by recommendation from the Chief Executive Officer and approved by the Compensation Committee of the AutoZone Board of Directors in conjunction with our annual performance review process.

Employee Benefits

You will have the opportunity to participate in such group medical, dental, life and disability insurance plans, retirement and savings plans, and other fringe benefit programs as are available generally to employees of the Company, and as may be amended from time-to-time.

401(k) and Executive Deferred Compensation Plan

The 401(k) plan allows for contributions up to IRS limits with a Company match of 100% of the first 3% of your compensation that you contribute to the Plan, and 50% of the next 2% of your compensation that you contribute.

In addition, under the Executive Deferred Compensation plan, officers may defer up to 25% of base salary and 75% of bonus compensation. The Company will credit your balance with a Company match of 100% of the first 3% of your compensation that you defer to the Plan, and 50% of the next 2% of your compensation that you contribute, less the IRS annual limit. Participants may select among various mutual funds in which to invest their deferral accounts. Participants may elect to receive distribution of their deferral accounts at retirement or starting in a specific further year of choice before or after anticipated retirement (but not later than the year in which the participant reaches age 75.)

Employee and Executive Stock Purchase Plans

AutoZone maintains the Seventh Amended and Restated AutoZone, Inc. Employee Stock Purchase Plan (“Employee Stock Purchase Plan”) which enables all employees to purchase AutoZone common stock at a discount, subject to IRS-determined limitations. Based on IRS rules, we limit the annual purchases in the Employee Stock Purchase Plan to no more than $15,000, and no more than 10% of eligible compensation. To support and encourage stock ownership by our executives, AutoZone also established a non-qualified stock purchase plan. The AutoZone, Inc. Sixth Amended and Restated Executive Stock Purchase Plan (“Executive Stock Purchase Plan”) permits participants to acquire AutoZone common stock in excess of the purchase limits contained in AutoZone’s Employee Stock Purchase Plan. Because the Executive Stock Purchase Plan is not required to comply with the requirements of Section 423 of the Internal Revenue Code of 1986, as amended, it has a higher limit on the percentage of a participant’s compensation that may be used to purchase shares (25%) and places no dollar limit on the amount of a participant’s compensation that may be used to purchase shares under the plan.

The Executive Stock Purchase Plan operates in a similar manner to the tax-qualified Employee Stock Purchase Plan, in that it allows executives to contribute after-tax compensation for use in making quarterly purchases of AutoZone common stock. Options are granted under the Executive Stock Purchase Plan each calendar quarter and consist of two parts: a restricted share option and an unvested share option. Shares are purchased under the restricted share option at 100% of the closing price of AutoZone stock at the end of the calendar quarter (i.e., not at a discount), and a number of shares are issued under the unvested share option at no cost to the executive, so that the total number of shares acquired upon exercise of both options is equivalent to the number of shares that could have been purchased with the contributions at a price equal to 85% of the stock price at the end of the quarter. The unvested shares are subject to forfeiture if the executive does not remain with the company for one year after the grant date. After one year, the shares vest, and the executive owes taxes based on the share price on the vesting date (unless a so-called 83(b) election was made on the date of grant).

Other Perquisites

Executive Physical Program. The Executive Physical Program is offered through the Mayo Clinic at any of three Mayo Clinic sites located in Scottsdale, AZ Jacksonville, FL or Rochester, MN. A thorough, comprehensive, and customized one, two or three-day itinerary of exams and tests are tailored to your specific needs. The team of physicians will review and update medications and immunizations, including those needed for international travel, provide a lifestyle assessment covering nutrition, tobacco use, personal safety and other indicators of disease risk. You will receive unhurried time with your personal Executive Health physician to review your test results, address your questions and prepare a strategy to optimize your health. In addition, your personal executive health physician at the Mayo Clinic will perform a preventive health assessment including a comprehensive medical history review and physical exam, which include a full range of preventive screening tests for early detection of cancer, heart disease and other serious health conditions including cardiovascular counseling.

Life Insurance. AutoZone provides all salaried employees in active full-time employment in the United States a company-paid life insurance benefit in the amount of two times annual earnings. “Annual earnings” exclude stock compensation and gains realized from stock option exercises but include salary and incentive compensation received. Additionally, salaried employees are eligible to purchase additional life insurance subject to insurability above certain amounts. The maximum benefit of the company-paid and the additional coverage combined is $5,000,000.

Disability Insurance. All full-time officers at the level of vice president and above are eligible to participate in two executive long-term disability plans, until age 65. AutoZone purchases individual disability policies for its executive officers that pay 70% of the first $7,143 of insurable monthly earnings in the event of disability. Additionally, the executive officers are eligible to receive an executive long-term disability plan benefit in the amount of 70% of the next $35,714 of insurable monthly earnings to a maximum benefit of $25,000 per month. AutoZone purchases insurance to cover this plan benefit. These two benefits combined provide a maximum benefit of $30,000 per month. The benefit payment for these plans may be reduced by deductible sources of income and disability earnings.

Charitable Contributions. AutoZone will match donations up to $50,000 for qualified charities for Executive Vice Presidents.

Paid Time Off and Holidays

Your annual paid time off entitlement will be four (4) weeks paid time off. Paid Time Off is based on 120 days after the anniversary of your start date. Additionally, AutoZone presently observes certain paid holidays.

Relocation Benefits

You will be eligible to receive the following Tier IV relocation benefits, provided that you sign the Relocation Expense Reimbursement Agreement:

•	Miscellaneous Allowance in the amount of $10,000. The Miscellaneous Allowance is not grossed up for tax purposes.

•	Temporary living for up to a maximum of 90 days will be provided for you and your family. Appropriate accommodations will be determined by Brookfield GRS. This is an additional 30 days from our normal program.

•	Please see the attached Relocation Benefit Summary for additional details on this benefit.

Equity Ownership Guidelines

Consistent with the goal of driving long-term value creation for shareholders, the Company’s equity ownership guidelines require equity ownership by our executive officers. Qualifying holdings include AutoZone stock owned directly, AutoZone shares held indirectly and reportable as beneficial holdings, unvested AutoZone shares acquired via the Executive Stock Purchase Plan and 60% of vested stock options (based on “after tax in-the-money” value.) Covered executives must attain the specified minimum level within five (5) years of the executive’s placement into a covered position. Fifty (50) percent of net shares acquired through incentive compensation plans (through the exercise of stock options) must be retained if an executive has not satisfied the target. Executives are not permitted to pledge their AutoZone equity and are not permitted to hedge or otherwise invest in derivatives involving AutoZone stock.

All Executive Vice Presidents currently have a three times base salary equity ownership requirement.

Non-Competition, Non-Solicitation, Non-Disclosure and Assignment of Inventions Agreement

This offer is conditioned upon you executing the enclosed Non-Competition, Non-Solicitation Non-Disclosure & Assignment of Inventions Agreement (“Non-Compete Agreement”).

Director and Officer Questionnaire

A copy of our Director and Officer Questionnaire is attached. Please complete the questionnaire and return the same to me as soon as possible, as certain of the information is required to be filed with the United States Securities and Exchange Commission. In addition, we will need certain information, including a Power of Attorney, for SEC filings. We will request SEC CIK code and password from the Securities and Exchange Commission on your behalf.

Cell Phone Allowance

You will be provided a bi-weekly cell phone allowance in the amount of $41.54. This is equivalent to $1,080.04 annually and is intended to cover the additional time and data usage under our “bring your own device” approach.

Contingency Matters

This offer and your continued employment with AutoZone are contingent upon the following:

•	Action by the Compensation Committee of AutoZone’s Board of Directors of AutoZone to elect you to the positions identified above and to approve your compensation;

•	In accordance with the Federal Immigration Reform and Control Act of 1986, you are required to provide AutoZone with verification of your identity and eligibility to work in the United States; and

•	Submitting to and successfully completing all pre-employment assessments including a drug screen, background check, our Director and Officer Questionnaire, and execution and delivery of the Non-Compete Agreement.

The benefits and perquisites described above are subject to review and modification by the Compensation Committee or by AutoZone when those changes are applicable to all employees.

If you have any questions regarding this offer, please contact me at 901-495-6532. Should you accept, you must also complete and return the attached Non-Compete Agreement to me via e-mail to Rick.Smith@AutoZone.com.

With your acceptance, you confirm that you are not currently bound by or subject to any confidentiality or non-competition agreement with a previous employer that you have not previously disclosed to us and, if in writing, provided a copy to us.

AutoZone’s onboarding process is administered through an online application called Taleo. Once we receive your signed offer letter, you will receive an e-mail from Taleo with details to set up your username and password. Please log-on to Taleo to complete your profile, post-offer employment questionnaire and background check release forms. Until these forms have been completed, we cannot initiate your mandatory pre-employment assessments. If you experience any problems using Taleo, please send an email to onboarding@AutoZone.com or contact David Orabone at 901-495-7383.

Confidentiality

This letter is confidential, and its contents are intended solely for review by you and your counsel. You should not disclose, and you will advise your counsel not to disclose, this letter’s contents or the fact of its existence to any third party without our prior written consent. You understand that action by the board of AutoZone to elect you as an officer may require a public announcement by the Company. Except as may be required by law or stock exchange rule, the disclosure of this offer and your acceptance, if any, to any third party other than your counsel and our representatives subject to an appropriate confidentiality obligation, will be mutually agreed upon and coordinated.

Sincerely,

Richard C. Smith

Senior Vice President, Human Resources, Customer Satisfaction

I Accept/ Reject (circle) the Company’s offer of employment and the terms and conditions set forth herein:

/s/ Jamere Jackson	08-08-2020
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